UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 16, 2013

Starz

(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8900 Liberty Circle

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 852-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01.  Other Events.

Resignation of Edward L. Huguez

On August 16, 2013, Edward L. Huguez resigned as President of Sales and Affiliate Marketing of Starz Entertainment, LLC, a wholly-owned subsidiary of Starz (the “Company”).  Mr. Huguez will continue to serve as an advisor to the Chief Executive Officer of the Company.

Appointment of Michael Thornton

Effective August 19, 2013, Michael Thornton, age 49, was promoted to the position of Executive Vice President and Chief Revenue Officer for each of Starz Entertainment, LLC (“Starz Entertainment”) and Starz Media, LLC, each a wholly-owned subsidiary of the Company.  Mr. Thornton served as Executive Vice President, Acquisitions, Business and Legal Affairs for Starz Entertainment since January 2013.  Previously, he was Executive Vice President, Business and Legal Affairs, Programming and Worldwide Distribution for Starz Entertainment from July 2011 to January 2013.  He was Executive Vice President, Business and Legal Affairs, with Disney / ABC Domestic Television from 2005 to June 2011, where he oversaw multi-platform strategy and negotiations for post-theatrical distribution of The Walt Disney Studios’ film output and the post-network distribution of ABC Studios’ television product.

The Company issued a press release announcing Mr. Thornton’s promotion and Mr. Huguez’s resignation on August 16, 2013, which is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Appointment of Andrew T. Heller

On August 16, 2013, Andrew T. Heller was elected to the Board of Directors (the “Board”) of Starz.  Following Mr. Heller’s election, the Company has a total of nine directors, divided among three classes, with Mr. Heller serving as a Class II member with a term expiring at the annual meeting of stockholders in 2015.  The Board has determined that Mr. Heller qualifies as an independent director for purposes of the rules of The Nasdaq Stock Market (“Nasdaq”) as well as applicable rules and regulations adopted by the Securities and Exchange Commission.  The Board also appointed Mr. Heller to serve on each of the Nominating and Corporate Governance Committee and the Audit Committee of the Board.

Following his election to the Board, the Board approved a grant to Mr. Heller (consistent with the annual equity awards generally granted to the Company’s non-employee directors) of restricted shares of the Company’s Series A common stock (“STRZA”) under the Starz 2011 Nonemployee Director Incentive Plan (the “Director Plan”) (such restricted shares, the “Restricted Shares”).  The number of Restricted Shares approved by the Board to be granted to Mr. Heller is equivalent to $51,111 divided by the Fair Market Value (as defined in the Director Plan) of STRZA as of August 19, 2013. The Restricted Shares will vest on March 4, 2014, or on such earlier date that Mr. Heller ceases to be a director because of death or disability, and will be forfeited if Mr. Heller resigns or is removed from the Board before the vesting date.

Mr. Heller will be compensated for his service on the Board, the Nominating and Corporate Governance Committee, and the Audit Committee in accordance with the Company’s compensatory and other arrangements for nonemployee directors, pro-rated for his period of service in 2013.  He will receive a fee of $22,500 for his service on the Board, a fee of $7,500 for his participation on the Audit Committee of the Board and a fee of $2,813 for his participation on the Nominating and Corporate Governance Committee of the Board.

The Company issued a press release announcing Mr. Heller’s election to the Board, and his appointment to the Nominating and Corporate Governance Committee and to the Audit Committee on August 19, 2013, which is included as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Compliance with Nasdaq Marketplace Rules 5605(b)(1) and 5605(c)(2)

As previously reported by the Company, on June 27, 2013, the Company received a letter from Nasdaq notifying the Company that the Company was no longer in compliance with Nasdaq Marketplace Rules 5605(b)(1) and 5605(c)(2) (the “Rules”), which require the Company to have at least a majority of independent directors serving on its Board and at least three independent directors serving on the Audit Committee, respectively.  These deficiencies were the result of the previously announced resignation from the Board of Derek Chang, who served as one of the Company’s independent directors and who also served on the Audit Committee of the Board. As described above, Mr. Heller qualifies as an independent director.  As a result of Mr. Heller’s election to the Board and his appointment to the Audit Committee, a majority of the Board is now comprised of independent directors and the Audit Committee is now composed of three independent directors.  The Company notified Nasdaq concerning Mr. Heller’s election to the Board and his appointment to the Audit Committee.  On August 20, 2013, the Company received a letter from Nasdaq notifying the Company that it has regained compliance under the Rules.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name
99.1	Press Release dated August 16, 2013.
99.2	Press Release dated August 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2013

STARZ

	By:	/s/ J. Steven Beabout
J. Steven Beabout
Executive Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit No.	Name
99.1	Press Release dated August 16, 2013.
99.2	Press Release dated August 19, 2013.